EMPLOYMENT AGREEMENT

	This Employment Agreement (Agreement) is made and entered into between Techne Corporation, a Minnesota corporation, (hereinafter "Techne"), and Charles Kummeth (hereinafter "Executive") (each may be referred to individually as a "Party" and collectively as the "Parties").

                               RECITALS

       Whereas, Techne wishes to employ Executive under the terms and conditions set forth in this Agreement, and Executive wishes to accept such employment under the terms and conditions set forth in this Agreement including, but not limited to, the restrictive covenants as more fully described herein;

	NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, Techne and Executive agree as follows:


                               SECTION 1

                EMPLOYMENT AND TERMS OF AGREEMENT

	1.1	Parties.  The parties to this Agreement are Charles Kummeth
("Executive") and Techne Corporation ("Techne"). As used herein, Techne refers to Techne Corporation and its subsidiaries including Research and Diagnostic Systems, Inc. ("R&D"), unless specifically provided otherwise. All of the rights and obligations created by this Agreement may be performed by or enforced by or against Techne or R&D or other appropriate subsidiary.

       1.2	Employment and Term.  Techne hereby employs Executive and
Executive hereby accepts employment as Chief Executive Officer ("CEO") of Techne on the terms and conditions set forth in this Agreement. Executive's employment hereunder will commence on April 1, 2013 and will terminate when terminated by either Party pursuant to Section 3 hereof. Any position that Executive may hold on the Techne Board of Directors and any other position with Techne automatically will terminate simultaneously with termination of his employment hereunder.

       1.3	Duties.

		a.	During the term of his employment, Executive shall serve
Techne faithfully and to the best of his ability and shall devote his full business and professional time, energy, and diligence to the performance of the duties of the position of CEO. Executive shall perform such service and duties in connection with the business and affairs of Techne (i) as are customarily incident to the position of CEO and (ii) as may reasonably be assigned or delegated to him by the Board of Directors of Techne and/or its designee.

		b.	Executive agrees to be subject to Techne's control, rules,
regulations, policies and programs. Executive further agrees that he will carry on all correspondence, publicity and advertising in Techne's name and he shall not enter into any contract on behalf of Techne except as expressly authorized by Techne.

		c.	Notwithstanding 1.3(a) and (b), Techne agrees that Executive may serve as a member of the Board of Directors for for-profit or nonprofit entities, provided that those entities would not qualify as competitive businesses under Section 4.5 of this Agreement.


                                SECTION 2

            COMPENSATION, BENEFITS AND OTHER ENTITLEMENTS

	2.1	Base Salary.  As compensation for his services to Techne and as compensation for his confidentiality, nonsolicitation, noncompetition and other agreements provided in Section 4 of this Agreement, Executive will be paid an annual base salary of Five Hundred, Seventy-Five Thousand and 00/100 Dollars ($575,000.00), to be paid in accordance with the usual payroll practices of Techne. The base salary amount will be reviewed and adjusted by Techne's Executive Compensation Committee from time to time but no less than annually in its sole discretion. The base annual salary will be inclusive of all applicable income, Social Security, and other taxes and charges that are required by law to be withheld by Techne or that are requested to be withheld by Executive.

       2.2	Cash Bonus.  In addition to the base salary payable to Executive pursuant to Section 2.1 hereof, unless Executive has terminated his employment voluntarily for reasons other than death or disability prior to June 30, 2013, Techne will pay Executive, prior to July 31, 2013, a cash bonus of One Hundred Seven Thousand, Eight Hundred Twelve and 50/100 Dollars ($107,812.50), which shall be taxed at the bonus rate for the fiscal year ending June 30, 2013.

       2.3	Cash Incentive Bonus.  During each fiscal year of Executive's employment beginning July 1, 2013 and continuing each fiscal year during the term of Executive's employment, Executive will be eligible to earn a cash incentive bonus. The amount of such incentive bonus shall be as defined in the incentive bonus plan established by Techne's Executive Compensation Committee in its sole discretion from time-to-time; provided, however, that for fiscal 2014, the target cash incentive bonus amount shall be seventy-five percent (75%) of his then-current annual base salary. The performance standards for earning such incentive bonus will be established annually by Techne's Executive Compensation Committee and it will determine whether the standards have been met in its sole discretion.

       2.4	Benefits.  In addition to the compensation and benefits provided to Employee in Sections 2.1 through 2.3 hereof, Executive will be entitled to participate in other employee benefit plans from time to time established by Techne and made available generally to all employees to the extent that Executive's age, tenure and title make him eligible to receive those benefits. Executive may participate in such benefit plans on an appropriate and comparable basis determined by Techne's Board of Directors by reference to all other employees eligible for participation. With regard to all insured benefits to be provided to Executive, benefits shall be subject to due application by Executive. Techne has no obligation to pay insured benefits directly and such benefits are payable to Executive only by the insurers in accordance with their policies. Nothing in this Agreement is intended to or shall in any way restrict Techne's right to amend, modify or terminate any of its benefits or benefit plans during the Term of Executive's employment.

       2.5	Long-term Equity Awards.  Upon commencement of employment under
Section 1.2 of this Agreement, Techne will grant to Executive a time-vested stock option to purchase an aggregate of 65,000 shares of common stock of Techne, a performance-vested stock option to purchase an aggregate of 50,000 shares of Techne' common stock, and a time-vested restricted stock award in the aggregate amount of 15,000 shares of Techne's common stock. These equity grant awards shall be in substantially the forms attached as Exhibits A, B and C, respectively, to this Agreement. Executive also will be eligible to participate in and receive additional grants commensurate with his position and level in any equity-based or equity related compensation plan, programs or agreements of Techne made available generally to its senior executives; provided that the amount, timing, and other terms of any future grant shall be determined by the Techne Board of Directors, or its designated committees, in its sole discretion.

       2.6	Miscellaneous Benefits.  Techne will provide Executive the
following additional benefits during the course of his employment with Techne under the terms of this Agreement:

       	a.	Reimbursement in accordance with Techne's standard
reimbursement policies in effect from time to time for ordinary, necessary and reasonable out-of-pocket business expenses incurred by Executive in performing his duties for Techne so long as properly substantiated.

	b.	Paid vacation of four weeks per calendar year, prorated for
partial years of service, to be taken at such times as selected by Executive and as approved by the Board of Directors and/or its designee. Carryover, forfeiture or payout of unused vacation time from period to period or upon termination of employment shall be in accordance with Techne's policies that may be in effect from time to time.

	c.	Reimbursement for reasonable annual premium costs paid by
Executive for Executive to have supplemental life insurance coverage in a maximum amount that when aggregated with the life insurance coverage provided to Executive under Techne's benefit plans is three times Executive's base salary or less. Such reimbursement amount shall include an additional reasonable gross up amount to cover taxes incurred by Executive from receipt of the payment under this Section 2.6c.

	d.	Reimbursement for reasonable annual premium costs paid by
Executive for Executive to have supplemental long-term and short-term disability insurance coverage in a maximum amount that when aggregated with the disbility insurance coverage provided to Executive under Techne's benefit plans is 60% and 70%, respectively, of Executive's base salary or less. Such reimbursement amount shall include an additional reasonable gross up amount to cover taxes incurred by Executive from receipt of the payment under this
Section 2.6d.

                               SECTION 3

                      TERMINATION OF EMPLOYMENT

	3.1	Termination.  Notwithstanding any other provision of this
Agreement to the contrary or appearing to be to the contrary, Executive's employment may be terminated as follows:

		A.	By mutual written agreement of the parties.

		B.	Upon Executive's death.

		C.	Upon Executive's inability to perform the essential
functions of his position due to physical or mental disability, with or without reasonable accommodation, as determined in the good faith judgment of the Techne Board of Directors, and such inability continues for a period of ninety (90) calendar days or as may otherwise be required by applicable law. Nothing in this Section 3.1(C) shall limit the right of either Party to terminate Executive's employment under one of the other sections of this
Section 3.1.

		D.	Upon ninety (90) calendar days' written notice to the other
Party.  In the event that Techne desires to terminate Executive's employment under this Section 3.1(D) with less than ninety (90) calendar days' notice,
Techne will pay Executive an amount equal to his regular base salary and cost of benefits (but not incentive bonus) for such 90-day period in lieu of giving all or a portion of the notice provided in this Section.

		E.	Upon the insolvency or bankruptcy of Techne.

		F.	In the event of a Change of Control, as set forth in Section
3.4, provided that the severance provisions of Section 3.4 of this Agreement are met.

                G.	Techne shall have the right to terminate Executive's
employment immediately for "Cause." For purposes of this Agreement, "Cause" is defined as the following:

		   i.	Habitual neglect of, or the willful or material failure
                to perform the duties of employment hereunder, as determined in good faith by the Board of Directors of Techne and/or its designee;

       		  ii.	Embezzlement or any act of fraud;

       		 iii.	Commission of acts that can be charged as a felony,
                whether or not committed during the term hereof or in the course of employment hereunder;

        	  iv.	Dishonesty in dealing between Executive and Techne or
                between Executive and other employees of Techne;

       		   v.	Use of or dependence on any controlled substance
                without a prescription, or any illegal or narcotic drug; or use of alcohol in a manner, regardless of time or place, which either adversely affects Executive's job performance or otherwise reflects negatively on Techne or Executive;

       		  vi.	Habitual absenteeism; or

       		 vii.	Willfully acting in a manner materially adverse to the
                best interests of Techne.

       3.2	Return of Property.  At such time that Executive's employment with
Techne ends (the "Termination Date") or at such earlier time as Techne may notify Executive, Executive will immediately cease doing business upon Techne's premises and will immediately deliver to Techne all of its property and all property to be held by Techne in his possession or control, including, but not limited to, all work in progress, data, equipment, originals and copies of documents and software, customer and supplier information and lists, financial information, and all other materials. In addition, if Executive has used any personal computer, server, or email system (including, but not limited to, computers, Blackberries, PDA's, cell phones, Smart Phones, iphones, ipads, etc.) to receive, store, review, prepare or transmit any Techne information, including but not limited to Confidential Information (as defined below), Executive agrees to provide Techne with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such information from those systems. Executive also agrees to certify, within ten (10) days after the Termination Date, in writing to Techne that he has complied with his obligation to return Techne property.

       3.3	Payment Upon Termination.  Upon (i) termination of Executive's employment other than by Techne for Cause as defined in Section 3.1(G) or upon Executive's death or disability as provided in Sections 3.1(B) and (C), or (ii) Executive's resignation for Good Reason, as defined below, Executive will be paid an amount equal to one (1) year of his then-current base annual salary (but not any cash or incentive bonus) (hereinafter referred to as the "Termination Severance Payment"); provided, however, that Executive shall be entitled to the Termination Severance Payment set forth in this Section 3.3 only if he executes, does not rescind, and fully complies with a release agreement in a form supplied by Techne, which will include, but not be limited to, a comprehensive release of claims against Techne and its directors, officers, employees and all related parties, in their official and individual capacities; provided, however, that the release will not include amounts owed under any deferred compensation program or any worker's compensation claims. As used in this Agreement, "Good Reason" means a good faith determination by Executive that any one or more of the following events have occurred; provided, however, that such event shall not constitute "Good Reason" if Executive has expressly consented to such event in writing or if Executive fails to provide written notice of his decision to terminate within sixty (60) calendar days of the occurrence of such event:

       	A.	A change in Executive's reporting responsibilities, titles or offices, or any removal of Executive from any of such positions, which has the effect of diminishing Executive's responsibility or authority;

       	B.	A material reduction by Techne in Executive's total
compensation from that provided to him under this Agreement;

       	C.	A requirement imposed by Techne on Executive that results in
Executive being based at a location that is outside a fifty (50) mile radius of Techne; or

       	D.	The existence of physical working conditions or requirements that a reasonable person in Executive's position would find to be intolerable; provided, however, that Techne has received written notice of such "intolerable" conditions and Techne has failed within thirty (30) calendar days after receipt of such notice to cure or otherwise appropriately address such "intolerable" conditions.

       Termination for "Good Reason" shall not include Executive's termination as a result of death, disability, retirement or a termination for any reason other than the events specified in clauses (A) through (D) in this Section 3.3.

       3.4	Payment Upon Termination for Change in Control.  If there is a
Change in Control, as defined below, and Executive's employment is terminated upon consummation of such Change in Control or within one (1) year thereafter, Executive will be paid an amount equal to two (2) years of his then-current base annual salary plus the pro-rated value of any incentive compensation earned through the date of such termination pursuant to Section
2.3 above and the automatic acceleration of any vesting requirements of the equity grants awarded under Section 2.5 above (hereinafter referred to as the "CIC Severance Payment"); provided, however, that Executive shall be entitled to the CIC Severance Payment set forth in this Section 3.4 only if he executes, does not rescind, and fully complies with a release agreement in a form supplied by Techne, which will include, but not be limited to, a comprehensive release of claims against Techne and its directors, officers, employees and all related parties, in their official and individual capacities; provided, however, that the release will not include amounts owed under any deferred compensation program or any worker's compensation claims. "Change of Control" shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the events in subsections (i) through (iii) below. For purposes of this definition, a person, entity or group shall be deemed to "Own," to have "Owned," to be the "Owner" of, or to have acquired "Ownership" of securities if such person, entity or group directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

              (i) Any person, entity or group becomes the Owner, directly or indirectly, of securities of Techne representing more than fifty percent (50%) of the combined voting power of Techne's then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of Techne by an investor, any affiliate thereof or any other person, entity or group from Techne in a transaction or series of related transactions the primary purpose of which is to obtain financing for Techne through the issuance of equity securities or (B) solely because the level of Ownership held by any person, entity or group (the "Subject Person") exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by Techne reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by Techne, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

              (ii) There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Techne and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of Techne immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of Techne immediately prior to such transaction; or

              (iii) There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the total gross value of the consolidated assets of Techne and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of total gross value of the consolidated assets of Techne and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of Techne in substantially the same proportions as their Ownership of the outstanding voting securities of Techne immediately prior to such sale, lease, license or other disposition (for purposes of this Section 1(d)(iii), "gross value" means the value of the assets of Techne or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets).

       For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of Techne. To the extent required, the determination of whether a Change of Control has occurred shall be made in accordance with Internal Revenue Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

       3.5	Timing of Cash Payments Pursuant to Section 3.3 or 3.4.  Any cash payments pursuant to Section 3.3 or 3.4 will be paid to Executive monthly over the course of a one-year period, beginning after expiration of any applicable rescission periods set forth in the required release agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, if any of the payments described in Section 3.3 or 3.4 are subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Code Section 409A") and Techne determines that Executive is a "specified employee" as defined in Code Section 409A as of the date of Executive's termination of employment, such payments shall not be paid or commence earlier than the first day of the seventh month following the date of Executive's termination of employment and on such date any amounts that would have been made during the first six months following termination but for operation of this proviso will be paid in one lump sum with the remaining payments made monthly over the remainder of the specified one-year period.
In addition, all payments made to Executive pursuant to Section 3.3 or 3.4 shall be reduced by amounts (i) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (ii) owed to Techne by Executive for any amounts advanced, loaned or misappropriated. Such offset shall be made in the manner permitted by and shall be subject to the limitations of all applicable laws, including but not limited to Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.

       3.6	No Other Payments.  Except as provided in Sections 3.3 and 3.4, including but not limited to if Executive is terminated with Cause or voluntarily terminates his employment at any time without Good Reason, Executive will not be entitled to any compensation or benefits other than that which was due to him as of the date of termination, regardless of any claim by Executive for compensation, salary, bonus, severance benefits or other payments.

       3.7	Board Resignation.  If at the time of any termination of
Executive's service to Techne, Executive is a member of Techne's Board of Directors, Executive agrees to immediately submit his resignation from Techne's Board of Directors effective upon such termination of service unless otherwise determined by Techne's Board of Directors in its sole discretion.

                               SECTION 4

              CONFIDENTIALITY, RESTRICTIVE COVENANTS,
                       INVENTIONS AND COPYRIGHTS

	4.1	Definition.  For purposes of this Agreement, "Confidential
Information" means information which is not generally known and which Techne holds in confidence, including, without limitation, the following: all information and data developed or acquired by Executive in the course of employment with Techne; data or conclusions or opinions formed by Executive in the course of employment; policies and procedures; manuals; trade secrets; methods, procedures, or techniques pertaining to the business of Techne or any customer of Techne; specifications for products or services; systems; price lists; marketing plans; sales or service analyses; financial information; customer names or other information; vendor names or other information; employee names or other information; research and development data; diagrams; drawings; media; notes, memoranda, notebooks, and all other records or documents that are handled, seen, or used by Executive in the course of employment.

       		Notwithstanding anything to the contrary, "Confidential Information" does not include any information that is (A) in the public domain or enters the public domain through no violation of obligations Executive owes to Techne; (B) disclosed to Executive other than as a result of Executive's capacity as an employee of Techne by a third-party not subject to maintain the information in confidence; or (C) already known by Executive other than as a result of Executive's past relationship with Techne (or its predecessors) and is evidenced by written documentation existing prior to such disclosure. Specific technical and business information shall not be deemed to be within the preceding exceptions merely because it is embraced by more general technical or business information within such exceptions, nor shall a combination of features be deemed to be within such exceptions merely because the individual features are within such exceptions.

       4.2	Agreement.  Executive agrees at all times to use all reasonable means to keep Confidential Information secret and confidential. Executive will not at any time use, disclose, duplicate, record, or in any other manner reproduce in whole or in part any Confidential Information, except as ordinarily necessary for the performance of Executive's duties on behalf of Techne. The Confidential Information shall not be removed from the location of Executive's employment except as permitted or directed by Techne's Board of Directors and/or its designee. Upon termination of Executive's employment with Techne, all copies of Confidential Information and other Techne materials and property in Executive's possession, whether physical or electronic, shall be immediately returned to Techne. Executive acknowledges that disclosure of any of Techne's Confidential Information other than for the sole benefit of Techne would have a materially detrimental effect upon Techne, the monetary loss from which would be difficult, if not impossible, to measure.

       4.3	Nonsolicitation of Employees.  During the term of this Agreement or any successor employment relationship between Executive and Techne, and for the one (1)-year period following his termination from employment regardless of the reason for termination and whether initiated by Techne or Executive, Executive agrees that he will not solicit, directly or indirectly, or accept as an individual or through a partnership, corporation, or any other entity, any then-current employee of Techne or consultant under contract with Techne for employment or any other arrangement for compensation to perform services.

	4.4	Nonsolicitation of Customers.  During the term of this Agreement or any successor employment relationship between Executive and Techne, and for the one (1)-year period following his termination from employment regardless of the reason for termination and whether initiated by Techne or Executive, Executive agrees that he will not directly or indirectly solicit, encourage or advise, on his own behalf or on behalf of another, any of Techne's then-current customers or any known prospective customers for the purpose of curtailing or canceling any of their business or relations, or prospective business or relations, with Techne.

	4.5	Noncompetition.  During the term of this Agreement or any
successor employment relationship between Executive and Techne, and for the one (1)-year period following his termination from employment regardless of the reason for termination and whether initiated by Techne or Executive, Executive agrees that he will not become the owner of, nor engage, directly or indirectly, either as proprietor, partner, employee, agent, greater than five percent (5%) shareholder, partner, officer, director, independent contractor, or otherwise, in any business which is substantially similar to or competes with the business of Techne, unless Techne has first consented in writing thereto.

       4.6	Inventions.  Executive agrees to communicate promptly and fully to
Techne all inventions, discoveries, improvements or designs conceived or reduced to practice by Executive during the period of his employment with Techne (alone or jointly with others), and, Executive will and hereby does assign to Techne and/or its nominees all of Executive's right, title and interest in such inventions, discoveries, improvements or designs and all of his right, title and interest in any patents, patent applications or copyrights based thereon without obligation on the part of Techne to make any further compensation, royalty or payment to Executive. Executive further agrees to assist Techne and/or its nominee (without charge but at no expense to Executive) at any time and in every proper way to obtain and maintain for its and/or their own benefit, patents for all such inventions, discoveries and improvements and copyrights for all such designs. Notwithstanding the foregoing, this Section 4.6 shall not apply to an invention for which no equipment, supplies, facility or trade secret information of Techne was used and which was developed entirely on Executive's own time, and (A) which does not relate (i) directly to the business of Techne or (ii) to Techne's actual or demonstrably anticipated research or development, or (B) which does not result from any work performed by Executive for Techne.

       4.7	Copyrights.  Executive hereby acknowledges that any computer software, program, or other work of authorship that he prepares within the scope of his employment is a "work made for hire" under U.S. copyright laws and that, accordingly, Techne exclusively owns all copyright rights in such computer software, program, and other works of authorship. For purposes of this Agreement, "scope of employment" means that the computer software, programs, and other works of authorship (A) relate to any subject matter pertaining to Executive's employment with Techne, (B) relate to or are directly or indirectly connected with the business, products, projects or Confidential Information of Techne, or (C) involve the use of any time, material or facility of Techne.

	4.8	Remedies.  The Parties acknowledge and agree that if Executive breaches any of the terms of this Section 4, Techne, in addition to any other remedies available at law or equity, shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction. The prevailing party in any such litigation shall be entitled to recover reasonable attorneys' fees, costs and expenses incurred therein but hereby specifically waives any right to a jury trial in connection with the recovery of, or attempt to recover, any attorneys' fees, costs and/or expenses.

	4.9	Survival of Provisions.  The Parties agree that the obligations of this Section 4 shall survive termination of this Agreement and termination of Executive's employment for any reason.

	4.10	Understandings.  Executive hereby acknowledges that (A) Techne informed him, as part of the offer of employment and prior to his accepting employment with Techne under the terms and conditions set forth in this Agreement, that confidentiality, nonsolicitation, noncompetition, invention and copyright agreements would be required as part of the terms and conditions of his employment with Techne; (B) he has carefully considered the restrictions contained in this Agreement and determined that they are reasonable; and (C) the restrictions in this Agreement will not unduly restrict him in securing other suitable employment in the event of his termination from Techne.


                                 SECTION 5

                                 ARBITRATION

	5.1	Arbitration.  Any dispute arising out of or relating to (A) this
Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, or (B) Executive's application or candidacy for employment, employment and/or termination of employment with Techne including, but not limited to, any and all disputes, claims or controversies relating to discrimination, harassment, retaliation, wrongful discharge, and any and all other claims of any type under any federal or state constitution or any federal, state, or local statutory or common law shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced employment, securities or business litigation for at least 10 years. If the Parties cannot agree on an arbitrator within 20 days, any Party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement, but without submission of the dispute to such Association.
Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys' fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota. This agreement to arbitrate does not include worker's compensation claims, claims for unemployment compensation, or any injunctive or other relief to which Techne may be entitled in accordance with Section 4 herein.

                              SECTION 6

                      MISCELLANEOUS PROVISIONS

	6.1	Other Benefits.  This Agreement shall not be construed to be in lieu or to the exclusion of any other rights, benefits, and privileges to which Executive may be entitled as an employee of Techne under any retirement, pension, profit-sharing, insurance, or other plans or benefits that may now be in effect or that may hereafter be adopted.

	6.2	Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of law principles that would require the application of any other law.

	6.3	Entire Agreement.  This Agreement constitutes the entire
understanding of Techne and Executive with respect to its subject matter, supersedes any prior agreement or arrangement relative to Executive's employment by Techne, whether oral or written, and no modification, supplement, or amendment of any provision hereof shall be valid unless made in writing and signed by the Parties.

	6.4	Successors and Assigns.  This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person.
This Agreement may be assigned by Techne. This Agreement is binding on any successors or assigns of Techne.

	6.5	Captions.  The captions set forth in this Agreement are for
convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.

	6.6	No Conflicting Obligations; Indemnification; Duty to Defend.
Executive represents and warrants to Techne that other than Executive's Noncompetition Agreement with Thermo Fisher dated August 3, 2011 (the "Thermo Fisher Agreement"), he is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of his obligations hereunder. With respect to the Thermo Fisher Agreement, Executive makes no representations regarding its impact on his ability to fully perform the obligations under this Agreement. Techne agrees to indemnify, defend, and hold harmless Executive for all losses, damages, liabilities, payments and expenses incurred or arising out of or in connection with Executive's status as an officer or director of Techne, whether or not the claim is asserted during Executive's period of employment, including but not limited to all losses, damages, liabilities, payments and expenses incurred or arising out of or in connection with the Thermo Fisher Agreement. If Executive possesses any information that he knows or should know is considered by any third party, such as a former employer of Executive's, including but not limited to Thermo Fisher, to be confidential, trade secret, or otherwise proprietary, Executive shall not disclose such information to Techne or use such information to benefit Techne in any way. Notwithstanding the foregoing, Techne's obligations under this Section 6.6 will not apply if Executive has acted in bad faith (including, but not limited to, intentional misconduct, willful neglect or material misrepresentation of fact) and will not apply to any loss of severance or other monetary payment from Thermo Fisher to which Executive may be entitled by way of a severance agreement or otherwise.

	6.7	Waivers.  The failure of any Party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

	6.8	Severability.  In the event that any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, Techne and Executive agree that that part should modified by the court to make it enforceable to the maximum extent possible. If the part cannot be modified, then that part may be severed and the other parts of this Agreement shall remain enforceable.

	6.9	Code Section 409A.  Notwithstanding any other provision of this
Agreement to the contrary, the Parties to this Agreement intend that this Agreement will satisfy the applicable requirements, if any, of Code Section 409A in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. The Parties agree that this Agreement will be amended (as determined by Techne in its sole discretion) to the extent necessary to comply with Code Section 409A, as amended from time to time, and the notices and other guidance of general applicability issued thereunder. Further, if any of the payments described in this Agreement are subject to the requirements of Code Section 409A and Techne determines that Executive is a "specified employee" as defined in Code Section 409A as of the date of Executive's termination of employment (which will have the same meaning as "separation from service" as defined in Code Section 409A), all or a portion of such payments will not be paid or commence earlier than the first day of the seventh month following the date of Executive's termination of employment, but only to the extent such delay is required for compliance with Code Section 409A.

       6.10	Notices.  All notices given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (A) upon personal delivery to the Party to be notified; (B) when sent by facsimile if sent during normal business hours of the recipient, and if not sent during normal business hours then on the next business day; (C) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (D) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses set forth below, or to such facsimile numbers, or addresses as subsequently modified by written notice given in accordance with this Section:

		(a)	If to Techne:
						Techne Corporation
						Attention:  Chair, Board of Directors
						614 McKinley Place Northeast
						Minneapolis, MN 55413

		(b)	If to the Executive:
						Charles Kummeth
						5710 57th Street Cove North
                                                Lake Elmo, MN 55042




	6.11	Construction.  The Parties agree that the terms and provisions of this Agreement embody their mutual intent, each Party has had the opportunity to negotiate its provisions and contribute to its drafting, and therefore, it is not to be construed more liberally in favor of, or more strictly against, any Party hereto.

	6.12	Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Electronically transmitted (e.g., by facsimile or pdf) signed copies of this Agreement shall be deemed to be original signed versions of this Agreement.

       6.13	Section 280G.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Executive and the Company (collectively, the "Payments") constitute a "parachute payment" within the meaning of Section 280G of the Code and (ii) but for this Section 5(b), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the Executive's receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Executive and the Company otherwise agree in writing, any determination required under this Section
6.13 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose reasonable determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6.13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.13.



       THE PARTIES HAVE executed this Employment Agreement in the manner appropriate to each as of the dates set forth below.

/s/ Charles Kummeth				March 16, 2013
Charles Kummeth					     Date

TECHNE CORPORATION

By:  	/s/ Randolph C. Steer, M.D., Ph.D.	March 15, 2013
Its: Director and Chair, Executive	           Date
      Compensation Committee